Exhibit 99.1

Date:	December 22, 2003
Contact:	Steve Wells, Los Alamos National Bank president, 505-662-5171

For Immediate Release

Trinity Capital Corporation
Announces Semi-Annual Dividend

LOS ALAMOS, N.M. — Trinity Capital Corporation (TCC), the one-bank holding company for Los Alamos National Bank (LANB) and Title Guaranty & Insurance Co. (Title Guaranty), announced a semi-annual dividend of $0.30 per share to be paid to shareholders of record as of December 31, 2003 and payable on January 9, 2004. The dividend represents a 7.14% percent increase over the dividend paid for the same period in 2002.

Construction has begun on LANB’s new north Santa Fe office.  The office, located on the northeast corner of Catron and Griffin streets, will provide full banking services including business and residential loans.  The approximately 25,000 square foot building, complete with underground parking, is expected to open its doors to customers in June of 2004.

Currently in its 40th year of local ownership and operation, LANB employs more than 306 people.  LANB offers services at its main office in Los Alamos, an office in White Rock and an office in Santa Fe.  The Bank also operates 27 Automatic Teller

Machines (ATMs) throughout northern New Mexico.  More information regarding LANB, Title Guaranty and TCC can be found at the Company’s website -www.lanb.com.

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This document contains, and future oral and written statements of TCC and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of TCC. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of TCC’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and TCC undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning TCC and its business, including additional factors that could materially affect TCC’s financial results, is included in TCC’s filings with the Securities and Exchange Commission.